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                                    EXHIBIT 1

            ANNOUNCEMENT REGARDING LIQUIDATION OF A GROUP SUBSIDIARY




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                              (English Translation)

                                                               December 19, 2005

To whom it may concern:


                                 WACOAL HOLDINGS CORP.
                                 Yoshikata Tsukamoto, Representative Director
                                 (Code Number:  3591)
                                 (Tokyo Stock Exchange, First Section)
                                 (Osaka Securities Exchange, First Section)
                                 Ikuo Otani, General Manager, Corporate Planning (Telephone: 075-682-1010)

            Announcement Regarding Liquidation of a Group Subsidiary

     We hereby announce that we have decided to dissolve and liquidate one of our group subsidiaries, Fukushima Wacoal Sewing Corp., as follows.

                                 NOTE

1.   Outline of Subsidiary to be Liquidated

(1)  Name of Subsidiary:    Fukushima Wacoal Sewing Corp.
     Head Office:           1 Omori Aza Nishinouchi, Fukushima-shi, Fukushima
     Representative:        Yoshiyuki Nakajima, Director and President
     Business Purpose:      Manufacture of intimate apparel for women
     Date of Incorporation: October 1976
     Capital Amount:        20 million yen
     Sole Shareholder:      Wacoal Corporation (our 100% subsidiary)
     Number of Employees:   114 (as of December 1)
     Sales Amount:          1,012 million yen (fiscal year ended March 31, 2005)

(2)  Reason for Dissolution and Liquidation

     Fukushima Wacoal Sewing Corp. had been one of our group's core domestic factories for the manufacture of Wacoal brand products. However, in order to maintain the competitiveness of its products and further improve its cost performance, additional cost cutting measures would have been required, and the cost burden for the continued maintenance and repair of its aging equipment was also significant. Considering these factors, we made a judgment that continuing the company's business would be difficult, and consequently we decided to dissolve and liquidate it.

(3)  Schedule

Mid-March 2006              Termination of Business Activities
March 31, 2006              Resolution of company dissolution at Fukushima
                            Wacoal Sewing Corp. shareholder's meeting
                            (tentative)

(4)  Treatment of Employees

     All employees are scheduled to retire upon the dissolution of the company. For those employees who seek reemployment and who are capable of transferring, we will provide job placement to our other domestic manufacturing subsidiaries. We will also provide reemployment support to employees who seek reemployment through an external job placement company.



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2.   Effect on Consolidated Business Results

     Apart from the amount of involuntary retirement allowance to be provided under the current rules, we will provide all employees a special additional allowance. We will also provide a reemployment-related subsidy to employees who seek reemployment. As a result, we expect to record business expenses of approximately 650 million yen in total.

     We have provided our comments on the forecast of the financial results for the current fiscal year reflecting the above in the "Announcement of Amendments to the Forecast of Financial Results for the Current Fiscal Year" as announced separately.


                                                                        - End -



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